November 5, 2019

VIA FEDERAL EXPRESS AND E-MAIL	**VIA E-MAIL**
Lynne M. Murphy Trial Attorney, Tax Division U.S. Department of Justice 555 Fourth Street, N.W. Room 6219 Washington, D.C. 20001	William F. Barry Senior Trial Attorney Internal Revenue Service Office of Division Counsel (LB&I) 400 W. Bay Street Suite 240 Jacksonville, Florida 32202

Re: In re New WEI, Inc., et al.
Case No. 15-02741-TOM-7

Hillsborough Holdings Corp. v. United States
Adv. Proc. No. 15-00127-TOM (Bankr. N.D. Ala.)

Dear Ms. Murphy and Mr. Barry:

I, as the Trustee for the Chapter 7 Debtor, New WEI, Inc. ("Chapter 7 Trustee"), submit this offer on behalf of the Debtor, New WEI, Inc. ("New WEI"), as common parent and agent for its consolidated group and subsidiaries (together, the "New WEI Group" (formerly, the Walter Energy, Inc., Walter Industries, Inc., Hillsborough Holdings Corp., and Jim Walter Corporation consolidated group)), to settle and compromise the unpaid consolidated income tax liabilities of the New WEI Group for the tax years ended August 31, 1983, through 1987; May 31, 1988, through 2000; and December 31, 2000, through 2017, plus interest thereon (collectively, the "New WEI Group Tax Liabilities"), based on the following terms:

(1) The Chapter 7 Trustee of New WEI, as common parent and agent for its consolidated group and subsidiaries, and the United States (collectively, referred to herein as the "parties") agree to settle the New WEI Group Tax Liabilities for the sum of $39,015,404.60 as of October 31, 2019, plus interest thereon until paid (the "New WEI Settled Tax Liabilities"), subject to and conditioned upon approval of a full and controlling written settlement agreement by the United States Bankruptcy Court for the Northern District of Alabama ("Alabama Bankruptcy Court") in In re New WEI, Inc., et al., Case No. 15-02741-TOM-7 and Hillsborough Holdings Corp. v. United States, Adv. Proc. No. 15-00127-TOM (the "New WEI Settlement").

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(2) Within five calendar days of entry of an order by the Alabama Bankruptcy Court approving the New WEI Settlement, Ditech Holding Corporation (“Ditech”) and Mueller Water Products, Inc. (“MWP”) shall pay in full the New WEI Settled Tax Liabilities in the following manner and in accordance with the terms of the Order Confirming Third Amended Joint Chapter 11 Plan of Ditech Holding Corporation and its Affiliated Debtors entered in In re Ditech Holding Corporation, et al., Case No. 19-10412 (JLG) (Bankr. S.D.N.Y.) on September 26, 2019 (“Ditech Confirmation Order”), at paragraphs 42 through 48: (a) Ditech shall cause the sum of $2,735,000.00 to be disbursed from the escrow account that Ditech established for the benefit of the Internal Revenue Service (“IRS”) pursuant to the Ditech Confirmation Order, to the United States. (b) The IRS shall set off the overpayments of consolidated income taxes of Ditech Holding Corporation and its subsidiaries (together, the “Ditech Group”) for the tax years 2013 and 2014, net of the agreed tax deficiencies of the Ditech Group for the tax years 2015 and 2016 in the approximate amounts of $280,000 and $204,000, respectively (subject to interest netting, if applicable, pursuant to 26 U.S.C. § 6621(d)) (the “Ditech Group Overpayments”), an amount estimated to be $14,215,709.32, including interest thereon as of October 31, 2019, against the New WEI Settled Tax Liabilities. (c) MWP shall pay the balance of the New WEI Settled Tax Liabilities after taking into account the payments made by Ditech pursuant to subparagraphs (2)(a) and (b), above, an amount estimated to be approximately $22,064,695.28 as of October 31, 2019, to the United States in accordance with the instructions set forth in paragraph (10), below. (3) The Chapter 7 Trustee, on behalf of New WEI, as common parent and agent for its consolidated group and subsidiaries, including but not limited to Ditech and MWP, waives any and all rights to file an administrative refund claim, seeking to recover a refund of any or all payments or setoffs made in satisfaction of the New WEI Settled Tax Liabilities pursuant to subparagraphs (2)(a), (b) and (c), above. Further, Ditech, on its behalf and as common parent and agent for its consolidated group and subsidiaries, known as the Ditech Group, has fully, finally and forever surrendered, relinquished and released any right, title or interest in the Ditech Group Overpayments. See ¶ 2(b), supra; Ditech Confirmation Order, at ¶ 44. Ditech also has waived any and all rights to challenge the IRS’s ability to collect from the escrow account once the Alabama Bankruptcy Court approves the New WEI Settlement. See ¶ 2(a), supra; Ditech Confirmation Order, at ¶ 44. 2   DOCSBHM\2298454\2  Case 15-02741-TOM7 Doc 3554 Filed 11/05/19 Entered 11/05/19 16:17:25 Desc Main Document Page 20 of 46

  (4) Within five calendar days of entry of an order by the Alabama Bankruptcy Court approving the New WEI Settlement, the Chapter 7 Trustee, on behalf of New WEI, as common parent and agent for its consolidated group and subsidiaries, shall execute and return to the United States, by and through Lynne M. Murphy, the trial attorney assigned to handle this case: (a) a Form 870, “Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment,” for the New WEI Group Tax Liabilities for the tax years ended May 31, 2000; December 31, 2000, through 2002; and December 31, 2004, through 2006; (b) a Joint Stipulation of Dismissal, dismissing the adversary proceeding, Hillsborough Holdings, Adv. Proc. No. 15-00127-TOM, with prejudice; and (c) a Joint Stipulation of the Withdrawal of the United States’ Motion To Enforce Settlement, Enter Judgment and Lift Stay (Doc. 3166) filed in In re New WEI, Case No. 15-02741-TOM-7, with prejudice. (5) Upon the United States’ receipt of all payments identified in paragraph (2), above, New WEI and the New WEI Group, including but not limited to Ditech and MWP, shall be deemed fully and forever released and discharged from any and all civil liabilities or obligations arising out of or in connection with the New WEI Group Tax Liabilities. (6) Within ten calendar days of the United States’ receipt of all payments identified in paragraph (2), above, the United States, by and through the IRS, shall: (a) withdraw its Proofs of Claim filed in In re New WEI, Case No. 15-02741- TOM-7, with prejudice; (b) withdraw its Proof of Claim filed in In re Ditech, Case No. 19-10412 (JLG), with prejudice; and (c) issue Form 866, “Agreement As to Final Determination of Tax Liability,” for the New WEI Group Tax Liabilities for the tax years ended May 31, 1996, through 2000; and December 31, 2000, through 2017 (“Closing Agreement”), to the Chapter 7 Trustee for him to execute, on behalf of New WEI, as common parent and agent for its consolidated group and subsidiaries, in triplicate, and return to the IRS, by and through Lynne M. Murphy, via overnight mail. Within ten (10) calendar days of the IRS receiving the properly executed Closing Agreements, the Commissioner of Internal Revenue or his delegate will 3   DOCSBHM\2298454\2  Case 15-02741-TOM7 Doc 3554 Filed 11/05/19 Entered 11/05/19 16:17:25 Desc Main Document Page 21 of 46

  execute the agreements, and the IRS will send signed Closing Agreements to counsel for the Chapter 7 Trustee, Ditech and MWP. (7) Within ten calendar days of the United States’ receipt of all payments identified in paragraph (2), above, the United States shall file: (a) the Joint Stipulation of Dismissal, dismissing the adversary proceeding, Hillsborough Holdings, Adv. Proc. No. 15-00127-TOM, with prejudice; and (b) the Joint Stipulation of the Withdrawal of the United States’ Motion To Enforce Settlement, Enter Judgment and Lift Stay (Doc. 3166) filed in In re New WEI, Case No. 15-02741-TOM-7, with prejudice. (8) Within fifteen calendar days of entry of an order by the Alabama Bankruptcy Court approving the New WEI Settlement, MWP shall pay to the Chapter 7 Trustee $53,168.38 on account of certain tax credits included in the computation of the New WEI Settled Tax Liabilities identified in paragraph (1), above. This payment represents the amount of certain tax credits owed to the Debtors’ estates on account of the 2015 tax year – an amount consisting of $48,720 as of March 2016, plus accrued interest through November 15, 2019. (9) The parties acknowledge and agree that the IRS has not examined, verified or determined: (a) the amount of New WEI Group’s consolidated net operating losses (“NOLs”) available from the tax years ended December 31, 2013, through 2017; (b) the amount of the NOLs available for carryforward to tax periods after December 31, 2017; and (c) how and whether 26 U.S.C. §§ 108, 381, 382, the SRLY rules, or any other provisions may prevent or limit the use of any of such NOLs by any other entity for any year. Specifically, the IRS has not determined whether Warrior Met Coal LLC (f/k/a Coal Acquisition, LLC) (“Warrior Met”) and/or Seminole Coal Resources, LLC, ERP Compliant Coke, LLC and ERP Environmental (collectively, “Seminole”) in connection with the asset sales that closed on March 31, 2016, are entitled to deduct or use any NOLs, credits or other tax attributes that may or may not be available. Accordingly, this settlement shall not prevent or otherwise bar the IRS from challenging any use or deduction of the NOLs or any other tax attributes that Warrior Met, Seminole or any other entity may claim on their returns. (10) The payment identified in subparagraph (2)(c), above, shall be made, via Fedwire Electronic Funds Transfer (“FEFT”). Upon approval of the New WEI Settlement by the Alabama Bankruptcy Court, William E. Thompson of the Financial Litigation Unit for the U.S. Department of Justice, Tax Division, will forward a FEFT form, including instructions, to counsel for MWP for transmission to MWP. MWP, in turn, shall give the FEFT form to its bank from which the funds are being 4   DOCSBHM\2298454\2  Case 15-02741-TOM7 Doc 3554 Filed 11/05/19 Entered 11/05/19 16:17:25 Desc Main Document Page 22 of 46

  electronically transferred so that the bank may ensure that the funds are properly credited to the U.S. Department of Justice, Tax Division, in accordance with the terms of this global settlement. (11) This agreement constitutes the entire and complete settlement agreement of the parties. The parties acknowledge and agree that there are no communications or oral understandings contrary, different, or that in any way restrict this settlement agreement, and that all prior agreements or understandings within the scope of the subject matters of this settlement agreement are, upon execution of this agreement, superseded, null and void. (12) No waiver, modification or amendment of the terms of the New WEI Settlement shall be valid or binding unless made in writing, signed by all parties, and then only to the extent as set forth in such written waiver, modification or amendment. (13) The parties may execute this settlement agreement in whole or in counterparts, and execution of the counterparts shall have the same force and effect as if the parties have signed the same instrument. Signatures transmitted electronically or by facsimile shall have the same effect as original signatures. (14) In the event that there is any dispute over the interpretation of any terms of this settlement agreement, all parties, collectively, shall be considered the drafting party and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall be inapplicable. (15) Each party shall bear its own costs, including any attorneys’ fees. (16) Notwithstanding any other provisions to the contrary herein, the New WEI Settlement is conditioned upon acceptance of this offer by the United States, by and through the Attorney General of the United States or his delegate, and the Commissioner of Internal Revenue or his delegate. (17) Notwithstanding the possible application of Bankruptcy Rule 8007, the terms and conditions of the New WEI Settlement shall become immediately effective and enforceable upon entry of an order by the Alabama Bankruptcy Court approving the settlement pursuant to Bankruptcy Rule 9019(a). In the event, however, that the Alabama Bankruptcy Court does not approve the settlement, the New WEI Settlement shall be deemed null and void, and the parties shall be returned to the status quo prior to entry of this agreement. (18) The Chapter 7 Trustee and his counsel shall be responsible for preparing and filing all documents, including notices, that are necessary to secure court approval of the New WEI Settlement in form and substance reasonably satisfactory to all parties. 5   DOCSBHM\2298454\2  Case 15-02741-TOM7 Doc 3554 Filed 11/05/19 Entered 11/05/19 16:17:25 Desc Main Document Page 23 of 46

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